                                                                      EXHIBIT 11


                                KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE


($ Millions, except per share data)                                                        13 Weeks Ended        26 Weeks Ended
                                                                                       ---------------------------------------------
                                                                                        August 1,   July 26    August 1,    July 26
                                                                                          2001       2000        2001        2000
                                                                                       ---------- ----------  ----------  ---------
I.  Basic earnings per common share:

            Net loss                                                                    $   (95)  $    (448)  $   (120)   $   (426)
            Add: Discount on redemption of preferred securities, net                          -           -          -           9
                                                                                        --------  ----------  ---------   ---------
       (a)  Adjusted net loss available to common shareholders (1)                      $   (95)  $    (448)  $   (120)   $   (417)

       (b)  Basic weighted average common shares outstanding                              490.6       481.3      489.6       481.8
                                                                                        ========  ==========  =========   =========

            Basic loss per common share: (a)/(b)                                        $ (0.19)  $   (0.93)  $  (0.24)   $  (0.87)
                                                                                        ========  ==========  =========   =========


II. Diluted earnings per common share:

            Net loss                                                                    $   (95)  $    (448)  $   (120)   $   (417)
            Add:  Dividends on outstanding trust convertible preferred securities, net       12          12         23          23
                                                                                        --------  ----------  ---------   ---------
       (c)  Adjusted loss available to common shareholders (2)                          $   (83)  $    (436)  $    (97)   $   (394)
                                                                                        ========  ==========  =========   =========

            Basic weighted average common shares outstanding                              490.6       481.3      489.6       481.8
            Weighted average of outstanding trust convertible preferred securities         59.9        60.3       59.9        60.3
            Weighted average of redeemed trust convertible preferred securities               -           -          -         1.5
            Dilutive effect of stock options                                               13.2           -       10.6         0.2
            Dilutive effect of written put options                                            -         0.2          -         0.6
                                                                                        --------  ----------  ---------   ---------
       (d)  Diluted weighted average common shares outstanding                            563.7       541.8      560.1       544.4
                                                                                        ========  ==========  =========   =========

            Diluted loss per common share: (c)/(d)                                      $ (0.15)  $   (0.80)  $  (0.17)   $  (0.72)
                                                                                        ========  ==========  =========   =========
                                                                                            (3)       (3)        (3)         (3)


(1) Adjusted net loss included an after tax provision of $73 million or $0.15 per share for the 13 week period ended August 13, 2001 and $89 million or $0.18 per share for the 26 week period ended August 13, 2001, for Bluelight.com and other charges.

(2) Adjusted net loss included an after tax provision of $73 million or $0.13 per share for the 13 week period ended August 13, 2001 and $89 million or $0.16 per share for the 26 week period ended August 13, 2001, for Bluelight.com and other charges.

(3) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.